SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐            Preliminary Proxy Statement

☐            Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐            Definitive Proxy Statement

☐            Definitive Additional Materials

☒            Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

EL PASO CORPORATION

(Names of Registrant as Specified in Its Charters)

SELIM K. ZILKHA

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by the registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Media Relations	Investor Relations
Kekst and Company	Innisfree M&A Incorporated
Attn: Victoria Weld and Lawrence A. Rand	Attn: Alan M. Miller
Tel: (212) 521-4800	Tel: (212) 750-5833

FOR IMMEDIATE RELEASE

EL PASO SHAREHOLDER RESPONDS TO WISE DEPARTURE

Houston, TX—March 13, 2003—Selim K. Zilkha, a major shareholder of El Paso Corporation (NYSE: EP), issued the following statement:

“The action by El Paso’s current board in finally removing William Wise as El Paso’s CEO is far too little and far too late. The current board, even without Mr. Wise, is still trying to cobble together the latest in a series of business plans to correct its past mistakes.

“What El Paso requires is systemic change, not just knee-jerk reactions and band-aid surgery. That kind of change can only take place with new leadership and fresh thinking, and with a board that has not only the commitment, but also the talent and the credibility to re-establish El Paso as a leader in the energy industry.

“This proxy contest is not about personalities. It is about the future of El Paso and who is best equipped to lead the company. Unfortunately, we believe that the incumbent board lacks the requisite credibility and depth of energy industry experience needed to bring about the meaningful change that is required. Simply stated, the current board should no longer be entrusted with the shareholders’ investment.

“By contrast, we are offering the El Paso shareholders the opportunity to elect a slate of directors that has world-class credentials, proven energy industry experience and a focus on enhancing value for investors. That is the only kind of leadership that can develop and execute a sound business plan and attract quality personnel to El Paso. And that is exactly what we will be putting in front of the long-suffering El Paso shareholders as they decide on the Company’s future direction.”

On March 11, 2003, Selim K. Zilkha filed with the Securities and Exchange Commission a preliminary proxy statement relating to his solicitation of proxies with respect to the 2003 El Paso annual meeting of stockholders. Mr. Zilkha will file with the Commission, and will furnish to El Paso’s stockholders, a definitive proxy statement and may file other proxy solicitation materials. Investors and security holders are urged to read the proxy statement and any other proxy solicitation materials, when they become available, because they will contain important information.

Investors and security holders may obtain a free copy of the preliminary proxy statement and the definitive proxy statement (when it is available) and other documents filed by Mr. Zilkha with the Commission at the Commission’s website at http://www.sec.gov. You may also access copy of Mr. Zilkha’s preliminary proxy statement and definitive proxy statement (when it is available) by accessing www.saveelpasonow.com. In addition, you may obtain a free copy of the definitive proxy statement (when it is available) by contacting Innisfree M&A Incorporated toll free at (877) 750-5837 ( banks and brokers call collect at (212) 750-5833).

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso stockholders is available in the preliminary proxy statement.

Some of the statements contained in this release may constitute “forward-looking statements,” which for this purpose includes all statements that are not of historical facts. The actual future financial performance of El Paso could differ materially from those anticipated by these forward-looking statements. There can be no assurance that Mr. Zilkha or his nominees will succeed in their efforts to turn El Paso around.